EXHIBIT 24.2





                     Consent of Independent Auditors


We consent to the incorporation by reference to the Registration Statement on Form S-8, pertaining to the Global Med Technologies, Inc. Second Amended and Restated Stock Option Plan of our reports (a) dated March 11, 1997, with respect to the consolidated financial statements of Global Med Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, and (b) dated March 11, 1997, (except for Notes 1 and 2, as to which the date is August 18, 1997, and the sixth paragraph of Note 11, as to which the date is September 10, 1997) in Amendment No. 4 to the Registration Statement (Form SB-2 No. 333-11723) both filed with the Securities and Exchange Commission.


                              /s/ ERNST & YOUNG LLP
                              -------------------------------
                              Ernst & Young LLP

Denver, Colorado
January 23, 1998